EXHIBIT 99.1

NEWS RELEASE

Contact:	Michael C. Lowther Chairman and Chief Executive Officer or Carl A. Strunk Executive Vice President Chief Financial Officer (714) 289-4300

FOR IMMEDIATE RELEASE

ANFI, INC. REPORTS EARNINGS AND REVENUES
FOR THE 4TH QUARTER AND YEAR ENDED DECEMBER 31, 2002

     Orange, California, February 13, 2003 – ANFI, Inc. (NASDAQ:ANFI), a diversified real estate services company, announced earnings and revenues for the fourth quarter and year ended December 31, 2002.

•	For the fourth quarter ended December 31, 2002, earnings were $4.9 million or $.45 per diluted share, compared with earnings of $2.8 million, or $.28 per diluted share for the comparable 2001 quarter. Revenues increased $23.7 million to $62.8 million, as compared with revenues of $39.1 million for the comparable 2001 period.

•	Earnings for the year ended December 31, 2002 were $20.8 million or $1.94 per diluted share, compared with earnings of $11.3 million, or $1.09 per diluted share for the comparable 2001 year end period. Revenues increased $64.9 million to $201.7 million, compared with revenues of $136.8 million for the comparable 2001 period.

     Michael C. Lowther, Chairman of the Board and Chief Executive Officer of ANFI, Inc. said, “2002 was a great year for our company thanks to the dedication of our employees and the loyalty of our customers. We are looking forward to completing our merger with Fidelity National Financial, Inc. and joining with Ticor Title to become an even more dynamic force in the real estate service industry.”

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     Headquartered in Orange, California, ANFI, Inc. through its principal subsidiaries, provides title insurance services and other real estate-related informational services through its subsidiaries in California, Arizona, Colorado, Nevada and New York through 105 branch offices. The Company also operates on a national level through its National Title Insurance of New York Inc. (“National”) subsidiary, which is licensed to issue and underwrite title insurance policies in 35 states, the District of Columbia and the U.S. Virgin Islands. National has offices in New York, Tennessee, Ohio, Pennsylvania and Florida. ANFI, Inc. as part of its overall services, provides ancillary services such as real estate information, trustee sales guarantees, exchange intermediary services, document research services, notary signing services, property management and appraisals. A complete description of the subsidiaries is available at the Company’s web site (www.anfinc.com).

     This press release contains forward-looking statements. The words “believe,” “expects,” “intend,” “anticipate,” “will,” and “project,” and other similar expressions identify forward-looking statements, which speak only as of the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, the effect of governmental regulations, competition and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission.

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ANFI, INC.
SUMMARY OF EARNINGS

	Three months ended		Year ended
	December 31,		December 31,

(in thousands, except per share data)	2002	2001	2002	2001

	(Unaudited)
Gross title premiums	$48,025	$28,060	$146,369	$94,490

Net title service revenue – related party	$35,804	$22,374	$111,126	$76,435
Escrow fees	14,899	8,841	45,590	32,176
Underwriting premiums	7,771	3,192	21,531	8,890
Ancillary service fees	5,835	4,363	21,382	17,080
Gain (loss) on sale/exchange of equity security	(1,918)	—	544	1,001
Investment revenue	365	355	1,502	1,267

Total revenues	62,756	39,125	201,675	136,849
Personnel costs	36,428	20,671	106,765	73,909
Other operating expenses	15,432	10,986	50,692	35,233
Title plant rent and maintenance	2,538	2,198	8,995	7,946

Total expenses	54,398	33,855	166,452	117,088
Earnings before income taxes	8,358	5,270	35,223	19,761
Income taxes	3,442	2,507	14,457	8,497

Net earnings	$4,916	$2,763	$20,766	$11,264

Weighted average shares outstanding during the period, basic basis	9,537	8,852	9,245	9,386
Incremental shares from assumed option exercise	1,434	1,152	1,436	909

Weighted average shares outstanding during the period, diluted basis	10,971	10,004	10,681	10,295

Basic earnings per share	$0.52	$0.31	$2.25	$1.20

Diluted earnings per share	$0.45	$0.28	$1.94	$1.09

SELECTED BALANCE SHEET DATA

	December 31,

(in thousands, except per share data)	2002	2001

Cash and investment securities available for sale	$54,903	$34,739
Total assets	94,973	66,653
Shareholders’ equity	54,499	35,913
Book value per share	$5.71	$4.05